                                                                     EXHIBIT 5.1



                                  August 16, 1999



DoubleClick Inc.
41 Madison Avenue, 32(nd) Floor
New York, NY 10010



           Re: DoubleClick Inc. -- Registration Statement on Form S-3



Ladies and Gentlemen:



    We have acted as counsel to DoubleClick Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (Registration No. 333-78959) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the resale of (i) $250,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes (the "Notes") issued by the Company and (ii) 3,030,303 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), issuable upon conversion of the Notes plus such indeterminate number of shares of Common Stock as may become issuable by means of an adjustment to the conversion price (the "Conversion Shares").



    In rendering our opinion, we have reviewed such documents as we deemed necessary. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.



    We assume that the appropriate action will be taken, prior to the offer and sale of the Notes and the Conversion Shares under the Registration Statement, to register and qualify the Notes and the Conversion Shares for sale under all applicable state securities or "blue sky" laws.



    We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal securities laws.



    Based upon and subject to the foregoing, we are of the opinion that:



        1. The Notes have been duly and validly authorized and issued by the Company and constitute the legally valid and binding obligation of the Company; and



        2. The Conversion Shares have been duly and validly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable.



    It is understood that this opinion is to be used only in connection with the offer and sale of the Notes or the Conversion Shares while the Registration Statement is in effect.



    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes or the Conversion Shares.



                                            Very truly yours,
                                            /s/ BROBECK, PHLEGER & HARRISON LLP